Exhibit 10.34

Fifth Amendment to
Adaptec, Inc. Savings and Retirement Plan

THIS FIFTH AMENDMENT to the Adaptec, Inc. Savings and Retirement Plan, originally effective January 1, 1986 and most recently restated in its entirety January 1, 1997, as amended (the "Plan"), is adopted effective as of the dates specified below:

The Plan is hereby amended as follows:

1. Section 8.7 of the Plan is hereby amended, effective as of January 1, 2007, to add the following new paragraph (c) as follows:

"8.7 Direct Rollover of Eligible Rollover Distribution.

      (c) Special Rule for Non-spousal Beneficiaries. Notwithstanding anything in the Plan to the contrary, effective January 1, 2007, a Beneficiary who is not the surviving spouse of the deceased Participant ("Non-spousal Beneficiary") may elect to have all or a specified portion of the distribution payable to him or her paid, in a direct trustee-to-trustee transfer, to an individual retirement account described in section 408(a) of the Code or an individual retirement annuity (other than an endowment contract) described in section 408(b) of the Code, that is treated as an inherited individual retirement account or annuity, established for the purposes of receiving the distribution on behalf of the Non-spousal Beneficiary."

2. Section 3.2(b) is amended, effective January 1, 2008, in its entirety to read as follows:

"3.2 Employer Contributions

      (b) Employer Matching Contribution.

(i) Effective for Plan Years commencing on or after January 1, 2008, the Employer shall make an Employer Matching Contribution in the amount of fifty cents ($0.50) for each dollar ($1.00) of Elective Deferral Contributions actually allocated for such Plan Year to the Elective Deferral Contribution Account of each Participant up to a maximum of three thousand dollars ($3,000.00).

(ii) The Employer may make an additional discretionary Employer Matching Contribution based on Operating Profits on behalf of each Qualified Participant. The amount and timing of such additional discretionary Employer Matching Contribution shall be announced prior to the beginning of each new Plan Year. For purposes of this Section 3.2(b)(ii), "Qualified Participant" shall mean each Participant who is employed on the last day of the Plan Year and was continuously employed for the entire six (6) month period immediately preceding the end of the Plan Year."

3. Section 8.4(c) is amended, effective January 1, 2008, in its entirety to read as follows:

"8.4 Distribution Payments.

      (c) Distribution in Accordance with Code Section 401(a)(9). The Minimum Required Distribution Addendum to the Plan is effective solely with respect to Participants who reached age 70-1/2 before January 1, 2008. Notwithstanding any other Plan provision, with respect to each Participant who reaches age 70-1/2 on or after January 1, 2008, a distribution of the entire vested balance in such Participant's Accounts shall be made to such Participant, in a single lump sum, no later than the "required beginning date" applicable to such Participant. "Required beginning date" generally means April 1 of the calendar year following the later of the calendar year in which such Participant reaches age 70-1/2 or retires, however, with respect to a Participant who is a 5% owner (as defined in section 416 of the Code) "required beginning date" means April 1 of the calendar year following the year in which such Participant reaches age 70-1/2."

4. Section 8.4(c) is amended, effective January 1, 2008, in its entirety to read as follows:

"8.5 Death Benefits.

      (c) If the Beneficiary is the Participant's surviving spouse, the distribution of the death benefit payable under subsection (a) above must commence no later then the "required beginning date" as defined in Section 8.4(c) above. If the surviving spouse dies before the distributions to such spouse are made, the provisions of this subsection shall apply as if the surviving spouse were the Participant."

5. Article X of the Plan is amended, effective as of January 1, 2008, in its entirety to read as follows:

"10.1 Beneficiary Designation. Subject to the provisions of this Section 10.1 and Section 10.2, each Participant shall have the right to designate in a manner prescribed by the Committee, a Beneficiary or Beneficiaries to receive the benefits herein provided in the event of his or her death, and shall have the right at any time to revoke such designation or to substitute another such Beneficiary or Beneficiaries. Notwithstanding the foregoing, if a Participant is married, then the Participant's Beneficiary shall be his or her surviving spouse. However, the Participant may designate a Beneficiary other than his or her spouse (in accordance with the Committee's procedures at such time); provided, however, that: (i) the Participant's spouse consents to such designation (in accordance with the Committee's procedures at such time); (ii) such Beneficiary designation may not be changed without the consent of his or her spouse (except to name the spouse as the sole Beneficiary or if the consent of the spouse expressly permits changes in the beneficiary designation by the Participant without any requirement of further consent by the spouse) and (iii) the spouse's consent acknowledges the effect of such Beneficiary designation and is witnessed by a Plan representative or a notary public. Such consent by the spouse shall not be required if it is established to the satisfaction of the Committee that the consent required under the preceding sentence cannot be obtained because there is no spouse, the spouse cannot be located, or such other circumstances as may be prescribed by Treasury Regulations (or other binding authority). Any consent by the spouse or the establishment that such consent cannot be obtained shall only apply to the particular spouse involved. The marriage of a Participant shall nullify any Beneficiary designation made by the Participant prior to the marriage.

10.2 Absence of Valid Beneficiary Designation. If, upon the death of a Participant or Beneficiary, there is no valid designation of Beneficiary on file with the Employer, the Committee shall designate as the Beneficiary, in order of priority:

(a) The surviving spouse;
(b) Surviving children, including adopted children;
(c) Surviving parents; or
(d) The Participant's estate

The determination of the Committee as to which persons, if any, qualify within the aforementioned categories shall be final and conclusive upon all persons. The Committee may require proof of death and/or proof of relationship to the deceased Participant before payment of any death benefit under the Plan.

10.3 Death of Designated Beneficiary. If a Beneficiary who is entitled to payment under this Article dies before receiving distribution of the amount to which he or she is entitled, then such amount shall be payable to the contingent Beneficiary named by the Participant pursuant to the requirements of this Article X. If there is no such contingent Beneficiary, then the remaining portion of the Participant's vested Account shall be payable to the beneficiary designated by the Participant's Beneficiary, or if none, to the individual representative of the Beneficiary's estate."

Except as modified by this Amendment, all the terms and provisions of the Plan, as previously amended, shall remain in full force and effect.

Executed this 20th day of November, 2007.

ADAPTEC, INC. SAVINGS AND
RETIREMENT PLAN ADMINISTRATIVE
COMMITTEE

By:	/s/ Kerstin Aiello
Title:	Benefits Manager